Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Catastrophe Losses from Hurricane Michael

ELBA, ALABAMA (October 18, 2018)…The National Security Group, Inc. (NASDAQ:NSEC) released estimates of reported catastrophe losses from Hurricane Michael incurred by property and casualty subsidiary National Security Fire & Casualty Company.

On October 10, 2018, Hurricane Michael made landfall along Florida's Panhandle near Mexico Beach. At landfall, Michael was a Category 4 hurricane with winds of approximately 155 mph. Based on data collected from the National Weather Service, Michael was the third most intense hurricane to make landfall in the continental United States with minimum pressure on the afternoon of landfall at 919 millibars. As Hurricane Michael moved inland into southeast Alabama and southwest Georgia, it remained a very strong Category 3 storm before finally weakening to a tropical storm as it moved through central Georgia and South Carolina. We had policyholders in Alabama, Georgia and South Carolina exposed to hurricane or tropical storm force winds from October 10th through October 11th.

Our pre-tax loss, net of reinsurance, due to Hurricane Michael is expected to be $4,000,000. Net of tax, Hurricane Michael will reduce our 2018 earnings by $3,160,000 and will reduce earnings per share by $1.25. The impact of Hurricane Michael will be reflected in our fourth quarter results. To date, we have over 1,500 claims reported from this event with approximately 85% located in Georgia.

Based on our analysis of historical reporting patterns, preliminary post event model output and assessment of early reports of claims to date, we estimate our ultimate gross losses from Hurricane Michael to be in the range of $10,000,000 to $15,000,000. However, any losses above our $4,000,000 retention are covered by catastrophe reinsurance to the extent of the upper limit of our catastrophe coverage of $72,500,000. Based on our estimate of gross losses, we expect losses from Hurricane Michael to remain well below the upper limits of our catastrophe reinsurance coverage. We also purchase reinstatement premium protection which reinstates catastrophe coverage for a second event that exceeds the $4,000,000 per event retention level. While net losses from Hurricane Michael will have a material impact on our 2018 earnings, we do not expect the storm to adversely impact our capital position.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and could cause actual results to vary materially from our expected results. Please refer to the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for information concerning the important factors that can cause results to differ materially from these forward-looking statements.